EXHIBIT 10.11

STANDARD EXECUTIVE SEVERANCE AGREEMENT

BETWEEN

DESIGNER BRANDS INC.

AND

JIM WEINBERG

This Standard Executive Severance Agreement (“Agreement”) by and between Designer Brands Inc. (the “Company”) and Jim Weinberg (the “Executive”), collectively, the “Parties,” is effective as of the date signed (the “Effective Date”) and supersedes and replaces any other oral or written employment-related agreement between the Executive and the Company.

RECITALS

WHEREAS, the severance offer to the Executive is provided by the Company in exchange for the Executive’s performance of the obligations described in this Agreement. The Executive agrees that the severance offered is adequate consideration for the performance of the duties and the covenants and releases made and entered into by and between the Executive and the Company in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive agree to the following:

AGREEMENT

1.00 EXECUTIVE’S OBLIGATIONS

1.01 Scope of Duties. The Executive will:
[1] Devote all available business time, best efforts and undivided attention to the Company’s business and affairs; and

[2] Not engage in any other business activity, whether or not for gain, profit or other pecuniary benefit.

[3] However, the restriction described in Section 1.02[1] and [2] will not preclude the Executive from:

[a] Making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses [other than ownership of 2% or more of the voting stock of any organizations described in Section 1.05], regardless of when and how that investment was made; or

[b] Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity [i] does not interfere with the performance of duties under this Agreement and [ii] is approved by the Executive’s manager.

1.02 Confidential Information.

[1] Obligation to Protect Confidential Information. The Executive acknowledges that the Company and its subsidiaries, parent corporation and affiliated entities (collectively, “Group” and separately, “Group Member”) have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 1.02[2]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information. The Executive agrees [a] during and after employment with all Group Members whether or not such termination was voluntary [i] that any Confidential Information will be held in confidence and treated as proprietary to the Group, [ii] not to use or disclose any Confidential Information except to promote and advance the Group’s business interests and [b] immediately upon termination from employment with all Group Members, whether or not such termination was voluntary, to return to the Company any Confidential Information.

[2] Definition of Confidential Information. For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other Confidential Information regarding the business, operations, properties or personnel of the Group (or any Group Member) which are disclosed to or learned by the Executive as a result of employment with any Group Member, but will not include [a] the Executive’s personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with any Group Member that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through sources independent of the Executive, [iii] has been or is disclosed by any Group Member expressly providing for no restrictions on its use, [iv] has been or is required to be disclosed by law or governmental order or regulation, or [v] the Executive discloses to the appropriate governmental or regulatory agency solely for the purpose of reporting, participating in an investigation of, or participating in a proceeding involving a suspected violation of law. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the General Counsel of the Company confirms to the Executive that the information is public knowledge or an arbitrator, acting under Section 6.00, finally decides that the information is public knowledge.

[3] Intellectual Property. The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored, or reduced to practice during the Executive’s performance of services under this Agreement, whether individually or jointly with any Group Member (the “Intellectual Property”) shall be owned solely by the Group, and shall be subject to the restrictions set forth in Section 1.02[1] above. All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a "work made for hire" under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in the Group. All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a "work made for hire") or otherwise, shall be assigned and is hereby irrevocably assigned to the Group by the Executive. The Executive shall, without any additional consideration, execute all documents and take all other actions needed to convey the Executive’s complete ownership interest in any Intellectual Property to the Group so that the Group may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member’s sole discretion, and the Executive waives all right to claim or disclaim authorship.

1.03 Solicitation of Employees. The Executive agrees that during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members, whether or not such termination was voluntary, the Executive will [1] not, directly or indirectly, solicit any employee of any Group Member to leave employment with the Group, [2] not, directly or indirectly, employ or seek to employ any employee of any Group Member and [3] not cause or induce any of the Group’s (or Group Member’s) competitors to solicit for employment or employ any employee of any Group Member.

1.04 Solicitation of Third Parties. The Executive agrees that during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members, whether or not such termination was voluntary, not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Group’s (or any Group Member’s) business interests.

1.05 Non-Competition. The Executive agrees that for the longer of any period of salary continuation or for one year after terminating employment with all Group Members, not, directly or indirectly, to accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Executive was compensated by any Group Member (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with the Group’s (or any Group Member’s) business, which is understood by the Parties to be the sale of significant branded footwear regardless of whether it is offered at full-price, at discount or off-price, and regardless of the channel of distribution (such as department stores, specialty retail stores, for sale at “first-cost” or wholesale rates and/or for sale online), and the manufacture and design of footwear. Illustrations of businesses that compete with the Group’s business include, but are not limited to, Amazon (footwear and accessories); Caleres Inc.; Champs Sports; Deckers Outdoor; Dick’s Sporting Goods; Famous Footwear; Finish Line; Foot Locker; Genesco; Kohl’s (footwear); Macy’s; Marc Fisher Footwear; Nordstrom and Nordstrom Rack (Non-apparel); Off Broadway Shoes; Shoe Carnival; Skechers USA; Steve Madden; Stuart Weitzman; The TJX Companies, Inc. (T.J. Maxx; Marshall’s; The Maxx; Marmaxx); Walmart; Wolverine World Wide; and Zappos. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Group’s (or any Group Member’s) business.

1.06 Post-Termination Cooperation. As is required of the Executive during employment, the Executive agrees that during and after employment with any Group Members and without additional compensation (other than reimbursement for reasonable associated expenses), to cooperate with the Group (and with each Group Member) in the following areas:

[1] Cooperation With the Company. The Executive agrees [a] to be reasonably available to answer questions for the Group’s (and any Group Member’s) officers regarding any matter, project, initiative or effort for which the Executive was responsible while employed by any Group Member and [b] to cooperate with the Group (and with each Group Member) during the course of all third-party proceedings arising out of the Group’s (and any Group Member’s) business about which the Executive has knowledge or information. For purposes of this Agreement, [c] “proceedings” includes internal investigations, administrative investigations or proceedings, arbitrations, and lawsuits (including pre-trial discovery and trial testimony) and [d] “cooperation” includes [i] the Executive being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group (or any Group Member), [ii] preserving and providing any and all documents in the Executive’s possession that relate to the proceeding, and [iii] providing assistance in locating any and all relevant notes and/or documents.

[2] Cooperation With Third Parties. Unless compelled to do so by lawfully-served subpoena or court order, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 1.02[2]) as a result of employment with the Group (or any Group Member) except in cooperation with the Company. The Executive also agrees to notify the General Counsel of the Company immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this Section.

[3] Cooperation With Media. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 1.02[2]) as a result of employment with the Group (or any Group Member). The Executive also agrees to notify the General Counsel of the Company immediately after being contacted by any member of the media with respect to any matter affected by this Section.

1.07 Non-Disparagement. The Executive and the Company (on its behalf and on behalf of the Group and each Group Member) agree that neither will make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company’s Chairman, Chief Executive Officer or any of the Group’s senior executives. However, this Section will not preclude [1] any remarks that may be made by the Executive under the terms of Section 1.06[2] or that are required to discharge the duties described in this Agreement or [2] the Company from making (or eliciting from any person) disparaging remarks about the Executive concerning any conduct that may lead to a termination for Cause, as defined in Section 2.03 (including initiating an inquiry or investigation that may result in a termination for Cause), but only to the extent reasonably necessary to investigate the Executive’s conduct and to protect the Group’s (or any Group Member’s) interests.

1.08 Notice of Subsequent Employment. The Executive agrees to immediately notify the Company of any subsequent employment during the period of salary continuation after employment terminates.

1.09 Nondisclosure. The Executive agrees not to disclose the terms of this Agreement in any manner to any person other than the Executive’s manager, one of the Company’s Vice Presidents of Human Resources (or any Company representative they expressly approve for such disclosure), the Executive’s personal attorney, accountant and financial advisor, and the Executive’s immediate family or as otherwise required by law.

1.10 Remedies. The Executive acknowledges that money will not adequately compensate the Group for the substantial damages that will arise upon the breach of any provision of Section 1.00. For this reason, any disputes arising under Section 1.00 will not be subject to arbitration under Section 6.00. If the Executive breaches or threatens to breach any provision of Section 1.00, the Company will be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain any breach or threatened breach of Section 1.00.

1.11 Return of Company Property. Upon termination of employment, the Executive agrees to promptly return to the Company all property belonging to the Group or any Group Member.

2.00 TERMINATION AND RELATED BENEFITS

2.01 Rules of General Application. The following rules apply generally to the implementation of Section 2.00:

[1] Method of Payment. If the amount of any installment payments is or becomes less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, the Company may elect to pay such remaining installments as a lump sum.

[2] Application of Pro Rata. Any pro rata share required to be paid under Section 2.00 will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

2.02 Involuntary Termination Without Cause. The Company may terminate the Executive’s employment at any time Without Cause (as defined below) by delivering to the Executive a written notice specifying the date termination is to be effective. If all requirements of this Agreement are met, the Company will make the following payments to the Executive as of the effective date of Involuntary Termination Without Cause:

[1] Base Salary. For twelve (12) months beginning on the date of Involuntary Termination Without Cause, the Company will continue to pay the Executive’s base salary at the rate in effect on the effective date of Involuntary Termination Without Cause. If such amount exceeds two times the annual compensation limit prescribed by Section 401(a)(17) of the Internal Revenue Code of 1986 (the “Involuntary Termination Limit”), then the Company will pay the severance obligation described in this Section 2.02[1] in two payment streams. The first payment stream will be equal to the Involuntary Termination Limit, and the Company will pay this amount in 12 monthly installments, beginning on the date of Involuntary Termination Without Cause. The amount of the second payment stream will equal the amount in excess of the Involuntary Termination Limit. The Company will pay this amount in six monthly installments beginning on the date that is six months after the date of the Executive’s Involuntary Termination Without Cause. As a condition of this salary continuation, the Executive is expected to promptly and reasonably pursue new employment. If during the salary continuation period the Executive becomes employed either as an employee or a consultant, the Executive’s base salary paid by the Company will be reduced by fifty percent (50%) of the base salary amount for the remainder of the salary continuation period. The Executive agrees to immediately notify the Company of any subsequent employment or consulting work during the period of salary continuation.

[2] Health Care. The Company will reimburse the Executive for the cost of maintaining continuing health coverage under COBRA for a period of no more than twelve (12) months following the effective date of Involuntary Termination Without Cause, less the amount the Executive is expected to pay as a regular employee premium for such coverage. Such reimbursements will cease if the Executive becomes eligible for similar coverage under another benefit plan. The Executive agrees to immediately notify the Company if the Executive becomes eligible for coverage under another benefit plan.

[3] Pro-Rata Cash Incentive Bonus. The Company will pay to the Executive the pro-rata share of any cash incentive bonus earned for the amount of time they were employed; provided, however, that this pro-rata share will be paid only when [a] the Executive was an eligible participant in the applicable bonus plan(s) as of the date of Executive’s involuntary termination Without Cause; and [b] the cash incentive bonus performance requirements have been achieved for all eligible participants in the plan(s), as determined by the Company. The pro-rata calculation will be based on the number of calendar days the Executive was employed from the start of the applicable cash incentive bonus plan performance period until the Executive’s termination date, as a percent of the total number of calendar days in the bonus plan performance period. The cash incentive bonus will be paid at the same time and using the same methods as all other eligible participants.

[4] Equity Incentives. Subject to the terms of the Designer Brands Inc. 2005 Equity Incentive Plan, the Designer Brands Inc. 2014 Equity Incentive Plan, any future shareholder approved Company equity plan, and any applicable agreement, the Executive shall have the following rights:

[a] For these purposes, “Award” means any award granted under the
Designer Brands Inc. 2005 Equity Incentive Plan, the Designer Brands Inc. 2014 Equity Incentive Plan, any future shareholder approved Company equity plan, and any other agreement, as such term is defined in the applicable plan.

[b] With respect to nonqualified stock options, Executive will have ninety (90) days from the effective date of Involuntary Termination Without Cause, or the grant expiration date set forth in the applicable stock option agreement between the Executive and the Company, whichever period is shorter, to exercise any portion of any outstanding nonqualified stock options that are vested and exercisable on the effective date of Involuntary Termination Without Cause, subject to the trading rules set forth in the Company’s policies and procedures, including the Designer Brands Inc. Insider Trading policy.

[c] With respect to Awards that would vest solely upon the passage of time and such vesting date would occur within the twelve (12) month period following the effective date of Involuntary Termination Without Cause, such Award shall vest and, if applicable, be awarded to the Executive as of the date of termination Without Cause.

[d] With respect to Awards that would vest upon the satisfaction of a specified requirement, or upon satisfaction of the passage of time and satisfaction of a specified requirement; in the event that all such requirements are satisfied prior to the expiration of the twelve (12) month period following the date of termination Without Cause, such Award shall vest and be awarded to the Executive upon the satisfaction of all applicable requirements.

[5] Other. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

2.03 Definition of Cause. For these purposes, Cause means the Executive’s [a] breach of Section 1.00 of this Agreement, including Scope of Duties, Confidential Information, Solicitation of Employees, Solicitation of Third Parties, Non-Competition, Post-Termination Cooperation, Non-Disparagement, Nondisclosure, and Return of Company Property; [b] willful, illegal or grossly negligent conduct that is materially injurious to the Company or any Group Member monetarily or otherwise; [c] violation of laws or regulations governing the Company or to any Group Member; [d] breach of any fiduciary duty owed to the Company or any Group Member, expressly including the duties of good faith, ordinary care, and to act in a manner that is not opposed to the best interests of the Company; [e] material misrepresentation or dishonesty in violation of the Company’s policies and procedures; [f] involvement in any act of moral turpitude that has or could reasonably have an injurious effect on the Company (or any Group Member) or its reputation; or [g] breach of the terms of any non-solicitation or confidentiality clauses contained in any agreement(s) with a former employer. By way of non-limiting example, conduct constituting Cause under part [f] of this Section 2.03 includes the Executive’s engagement in or facilitation of, as determined by the Company, any form of harassment, sexual or otherwise, or any other sexual misconduct. The Company’s dissatisfaction with the Executive’s performance, or the business results achieved, shall not, in and of itself, constitute Cause under this Section.

2.04 Subsequent Information. The terms of Section 2.03 will apply if, after the Executive terminates, the Company learns of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause. In this case, the Company will be entitled to recover (and the Executive agrees to repay) any amounts (other than legally protected benefits) that the Executive received.
For purposes of this Agreement, “Involuntary Termination Without Cause” and “Without Cause” mean termination of the Executive’s employment by the Company for any reason other than those set forth in Section 2.03 or 2.04.

3.00 NOTICE

3.01 How Given. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be addressed to the Company’s General Counsel at the Company’s then-current corporate offices or to the Executive at the Executive’s address as contained in the Executive’s personnel file.

3.02 Effective Date. Any notice permitted or required to be given under this Agreement will be effective on the date it is delivered, in the event of personal delivery, or on the date its receipt is acknowledged, in the event of delivery by registered mail or through a professional delivery service described in Section 3.01.

4.00 RELEASE

In exchange for the payments and benefits described in Section 2.02 of this Agreement, upon termination the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns (together, the “Executive Representatives”) agree to execute a release forever discharging the Company, the Group and each Group Member and their executives, officers, directors, agents, attorneys, successors and assigns, from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive’s recruitment to or employment with the Company and all Group Members, other than: (i) any claim that the Company has breached this Agreement, and (ii) any charge filed with an administrative agency (although the Executive and the Executive Representatives waives any right to recover any money or other benefits arising from such charge(s)). This release includes, but is not limited to, any claims that the Company, the Group or any Group Member violated the Employee Retirement and Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law. If the Executive or the Executive Representatives fails to execute this release, the Executive or the Executive Representatives agrees to forego any payment from the Company as if the Executive had terminated employment voluntarily. Specifically, the Executive and the Executive Representatives agree that a necessary condition for the payment of any of the amounts described in Section 2.00 in the event of termination is the Executive’s or the Executive Representatives’ execution of this release upon termination of employment. The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with the Company and knowingly agrees that the payments upon termination provided for in this Agreement are satisfactory consideration for the release of all possible claims. The Executive is advised to consult with an attorney prior to executing this Agreement. Upon termination, the Executive or the Executive Representatives will receive twenty-one (21) days to consider this release. The Executive or the Executive Representatives may revoke consent to the release by delivering a written notice of such revocation to the Company within seven (7) days of signing the release. If the Executive or the Executive Representatives revokes consent to the release, the release will become null and void and the Executive or the Executive Representatives must return any compensation received under Section 2.02 of this Agreement, except salary the Executive earned for actual work.

5.00 INSURANCE

To the extent permitted by law and its organizational documents, the Company will include the Executive under any liability insurance policy the Company maintains for employees of comparable status. The level of coverage will be at least as favorable to the Executive (in amount and each other material respect) as the coverage of other employees of comparable status. This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive’s employment with the Company or with any Group Member.

6.00 ARBITRATION

6.01 Acknowledgement of Arbitration. Unless stated otherwise in this Agreement, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of the Executive’s employment with the Group and with each Group Member, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal or state law.

6.02 Scope of Arbitration. The Executive expressly understands and agrees that claims subject to arbitration under this Section include asserted violations of the Employee Retirement and Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law.

6.03 Effect of Arbitration. The Parties intend that any arbitration award relating to any matter described in Section 6.00 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award. This Section will survive the termination or expiration of this Agreement.

6.04 Location of Arbitration. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator will be limited to awarding compensatory damages, including unpaid wages or benefits, but, to the extent allowed by law, will have no authority to award punitive, exemplary or similar-type damages.

6.05 Time for Initiating Arbitration. Any claim or controversy not sought to be submitted to arbitration, in writing, within one-hundred-twenty (120) days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in Section 6.00. For purposes of this Section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under Section 6.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 6.00.

6.06 Costs of Arbitration. The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(b), elects to award these fees to the Company.

6.07 Arbitration Exclusive Remedy. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither Party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under Section 6.00, except as otherwise provided in this Agreement, and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

6.08 Waiver of Jury. The Executive and the Company each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

7.00 GENERAL PROVISIONS

7.01 Representation of Executive. The Executive represents and warrants that the Executive is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

7.02 Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer or other person designated by the Company’s Board of Directors. This Agreement (including the recitals to this Agreement which are incorporated and shall constitute a part of this Agreement), and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and any other agreements are superseded, replaced, terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the Executive’s employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.

7.03 Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Executive and the Company agree that the arbitrator (or judge) is authorized to reform the invalid or enforceable provision [1] to the extent needed to avoid the invalidity or unenforceability and [2] in a manner that is as similar as possible to the intent (as described in this Agreement). The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

7.04 No Waiver. Except as otherwise provided in Section 6.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term.

7.05 Withholding. All payments made to the Executive under this Agreement will be reduced by any amount:

[1] That the Company is required to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability; and

[2] To the extent allowed by law, that the Executive owes (or, after employment is deemed to owe) to the Company.
However, application of Section 7.05[2] will not extinguish the Company’s right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount that may be recovered by application of Section 7.05[2] does not fully discharge the amount the Executive owes to the Company and does not preclude the Company from proceeding directly against the Executive without first exhausting its right of recovery under Section 7.05[2].

7.06 Survival. Subject to the terms of the Executive’s Beneficiary designation form, the Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect.

7.07 Miscellaneous.

[1] The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

[2] This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s heirs and legal representatives and the Company and its successors.

[3] The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

7.08 Successors to Company. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

7.09 IRC Section 409A Compliance. The parties will administer this Agreement in a good faith attempt to avoid imposition on the Executive of penalties under Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder. If the Executive is a “specified employee” as defined under Section 409A, and to the extent any payments under this Agreement are otherwise payable in the period beginning with the termination date and ending six months after the termination date and would subject the Executive to penalties under Section 409A, such payments will be delayed, aggregated, and paid as soon as practicable after the date that is six months after the date of termination. For purposes of this Agreement,

“termination of employment” or any similar term shall be interpreted consistent with the definition of “separation from service” under Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 14 pages. The Parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.

EXECUTIVE

/s/ Jim Weinberg
Jim Weinberg

Dated: 1/22/2022

DESIGNER BRANDS INC.

/s/ Roger Rawlins
Roger Rawlins
Chief Executive Officer

Dated: 1/21/2022